Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

RETIRED PHELPS DODGE CHAIRMAN J. STEVEN WHISLER
JOINS BRUNSWICK BOARD OF DIRECTORS

LAKE FOREST, Ill., Oct. 23, 2007– Brunswick Corporation (NYSE:BC) announced today that J. Steven Whisler, retired chairman and chief executive officer of Phelps Dodge Corporation, has been elected to Brunswick’s board of directors, effective immediately.  The election of Whisler, 52, brings the number of board members to 10.
Whisler recently retired from Phelps Dodge following its acquisition by Freeport-McMoRan Copper and Gold Inc.  Whisler originally joined Phelps Dodge in 1976, holding a number of positions before being named chairman and chief executive officer in May 2000.  He previously had served as the mining and manufacturing company’s president and chief operating officer and as a senior vice president.  He also serves on the boards of Burlington Northern Santa Fe Corporation and U.S. Airways Group Inc.
Whisler holds a B.S. degree in business from the University of Colorado, a J.D. degree from the University of Denver College of Law, an M.S. degree in mineral economics and an honorary D. Sc. degree in engineering from the Colorado School of Mines.  Whisler also attended the Harvard Business School’s Advanced Management Program.  He has been awarded the Colorado School of Mines’ Distinguished Achievement Medal for career accomplishments, and is a member of the American Mining Hall of Fame.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Laguna, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Rayglass, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Dynamo, Tornado and Valley pool tables, Air Hockey and foosball tables.  For more information, visit www.brunswick.com.